Exhibit 10.1

CONFIDENTIAL GENERAL RELEASE AND SETTLEMENT AGREEMENT

This Confidential General Release and Settlement Agreement (“Agreement”) is made and entered into, by and between OneMeta Inc., a Nevada corporation (the “Company”), on the one hand; and Rowland Day (“Executive”), on the other hand on October 31, 2025 (the “Effective Date”). Company and Executive are referred to collectively as the “Parties” and each as a “Party.”

I. GENERAL RECITALS

This General Release and Settlement Agreement is made for the following purposes and with reference to the following facts:

1.1 Executive is serving as President, Chief Financial Officer, Secretary, Chief Legal Officer and a member of the Board of Directors of the Company (“Executive Roles in Company”).

1.2 Executive is resign from all positions Executive has with the Company including all Executive Roles in the Comany and any other positions and/or roles he currently holds at or with Company , and each of them, and any other company or entity affiliated or related to Company, including, but not limited to, the Executive Roles in Company, as of the Effective Date (October 31, 2025).For the avoidance of doubt, Executive’s employment with Company and Executive Roles in Company shall terminate as of the Effective Date and Executive’s Employment Agreement dated as of December 19, 2024 (the “Employment Agreement”) is terminated and as of no force and effect. In additioin, except as set forth in 2.1.4 below, Executive agrees not to seek re-election as a director of the Company at any time following the Effective Date. On the Effective Date and upon receipt of the payment as disclosed in Section 2.1.1, Executive will resign from all Executive Roles in Company.

1.3 Company and Executive now desire to terminate their relationship (“Termination”).

1.4 Executive and Company each specifically denies any fault or wrongdoing in relation to the Parties’ respective Termination. Nothing in this Agreement shall be considered or construed as an admission by either Party as to the merits of, or liability for, any of the contentions or allegations made by the other Party, including in connection with the Termination.

1.5 The purpose of this Agreement is to settle and compromise all disputes and controversies existing between the Parties hereto, including, but not limited to, any and all claims that are raised or might be raised in the above-referenced Termination.

1.6 The Company’s board of directors has approved of the terms of this Agreement.

II. SETTLEMENT OBLIGATIONS

In consideration of the promises, representations, warranties, covenants, releases, and agreements set forth herein, and for other good and valuable consideration, the Parties agree as follows:

2.1 Obligations of Company

2.1.1 Repayment of Loans and Credit Card Balance to Executive. On the Effective Date, the Company will pay to Executive by wire transfer to the account specified in writing by the Executive the sum of Nine Hundred Seventeen Thousand Nine Hundred Sixty Six and 43/100 U.S. Dollars (U.S.$917,966.43) in satisfaction of the outstanding secured promissory notes previously issued to Rowland W Day II and Jaime D Day Family Trust U/D/T April 13, 1990, of which Executive serves as Trustee (the “Trust”) and set forth on Exhibit A hereto in the combined principal amount of Six Hundred Twenty Seven Four Hundred Twenty Four and 20/100 U.S. Dollars ($627,424.20) which includes accrued interest of One Hundred One Thouasand Two Hundred Twenty Five and 23/100 U.S. Dollars ($101,225.23) and the outstanding credit card balance on Executive’s credit cards of Two Hundred Ninety Thousand Five Hundred Forty Two and 23/100 U.S. Dollars ($290,542.23), which includes accrued interest of Twenty Seven Six Hundred Twenty Three and 04/100 U.S. Dollars ($27,623.04) (collectively, the “Indebtedness”) concurrently with the execution of this Agreement (“Indebtedness Payment”).

2.1.2 Settlement of Accrued Salary. Company agrees to make a one-time cash payment to Executive on or before December 15, 2025by wire transfer to the account specified in writing by the Executive in the amount of Four Hundred Eight Thousand Four Hundred Eighty Six and 01/100 U.S. Dollars ($408,486.01), which includes interest on such accrued salary in the amount of Thirty Thouisand Nine Hundred Eighty Six and 01/100 U.S. Dollars ($30,986.01) in full settlement of all of Executive’s accrued salary as of the date of this Agreeement and constitutes alll salary due to the Executive on the Effective Date (the “Accured Salary Payment”).

2.1.3 Stock Repurchase Agreement. Company agrees to execute and deliver the Stock Repurchase Agreement as attached hereto as Exhibit B (the “Stock Repurchase Ageeement”) by which the Company will have the obligation to purchase from the Trust by March 27, 2026: (i) 4,309,710 shares of the Company’s Series B-1 Preferred Stock, par value $0.001 per share (the “Series B-1 Shares”) at a price of (A) $0.605 per share of Series B-1 Shares purchased on or before December 15, 2025; or (B) $0.66 per share of Series B-1 Shares purchased after December 15, 2026 and by March 27, 2026; and (ii) 307,647 shares (“Common Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock” at a price of (A) $0.055 per share for each Common Share purchased on or before December 15, 2025 and (B) $0.06 per Common Share for each Common Shares purchased after December 15, 2025 and by March 27, 2026 .

2.1.4 Appointment of Executive as an Officer and Director. In the event that the Company fails to (i) make the Accrued Salary Payment by December 15, 2025 (the “Accrued Salary Default”) or (ii) to complete the full purchase of the Series B-1 Shares and Common Shares by March 27, 2026 (the “Stock Repurchase Default”), Saul Leal, the Company’s CEO irrevocably agrees to vote all of his Sereies B-1 Shares and Common Shares to appoint Executive to the Executive Roles within 2-days of the Accrued Salary Default or the Stock Repurchase Default. Additionally, the Company’s directors agree to appoint Executive to the Executive Roles in the event of an Accrued Salary Default or the Stock Repurchase Default.

2.1.5 Last day of Employment of Executive. The Company acknowledges that Executive’s last day of employment shall be the Effective Date and Executive shall be paid his salary up to and including the Effective Date.

2.1.6 Securities Laws Disclosure. The Company shall file a Current Report on Form 8-K, including this Agreement and the Stock Repurchase Agreemenet as exhibits thereto, with the Commission within the time required by the Securities Exchange Act of 1934, as amended.

2

2.2 Obligations of Executive

2.2.1 Satisfaction and Termination of all Indebtedness. Executive agrees that on the Effective Date, concurrent with receipt of the Indebtedness Payment that all Indebtedness and any related loan documents are cancelled, paid-in-full and terminated. Company’s legal counsel shall prepare all necessary documents to cancel the Indebtedness and file the necessary documents to cancle any security interests Executive has with the secured promissory note.

2.2.2 Stock Repurchase Agreement. Executive will deliver copy of the Stock Repurchase Agreement executed by the Trust.

2.2.3 Acknowledgement of Company Intellectual Property. Executive acknowledges and agrees that all Intellectual Property created after June 30, 2022, was created by Company and Company is the rightful and exclusive owner of all Company patents, trademarks, copyrights, mask works, Confidential Information, Trade Secrets, Company Works, and other proprietary rights in Company Confidential Information (collectively, “Company Intellectual Property”).

2.2.3.1 For the purposes of this Agreement, “Confidential Information” shall mean all tangible and intangible proprietary information, materials, processes, process parameters, methods, practices, techniques, technical plans, drawings, designs, past, present or ongoing research and research objectives, data, algorithms, hardware, computer software, firmware and programs, source code, computer screens, product and process specifications and related documentation, formulae, patterns, sketches, models, inventions and invention disclosures, unpublished patent applications and disclosures, licensing and prospective licensing information and strategies, know-how, apparatus, equipment, chemical or biological materials, discoveries, information regarding research, experimental work, developments, improvements, prototypes and devices, engineering plans, procurement requirements, concepts, ideas, customer information and lists, customer sales data, discounts, budgets and loss information, pricing information, price lists, supplier information and lists, Company-compiled personnel and compensation information and records, investor lists or information, prospective or target investors, non-public prospectus information, investment strategies, valuations, marketing, manufacturing and business plans, forecasts, and strategies, financial information, responses to requests for proposals and other bid information, and all other confidential or proprietary business information relating to the Company or its operations; and all documents, files, and records containing or disclosing such information all other summaries and compilations of information, which relate in any way to the business of Company, and which is or are disclosed to Executive by Company, or on its behalf, either directly or indirectly, in writing, verbally, electronically or by drawings or by inspection of documents or facilities, or in any other way, including through Executive’s employment with Company or in the Executive Roles in Company. As used in this Agreement, Confidential Information need not constitute a Trade Secret, but Confidential Information shall also include, without limitation, all Trade Secrets (“Trade Secret” shall have the same meaning as a trade secret pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1839).

3

2.2.3.2 For the purposes of this Agreement, “Company Works” shall mean all works, within the meaning of the United States Copyright Act, that were or are created for or by any Company employee within the scope of such Company employee’s employment by Company, including any works created, in whole or in part, by Executive within the scope of Executive’s employment by Company or which relate to the business of Company, or any works assigned to Company.

2.2.4 Return of Company Tangible and Intellectual Property. Executive represents that Executive does not have any Company Tangible and Intellectual Property in his possession, custody, or control.

2.2.5 Executive shall not use or disclose any Company Intellectual Property. If Executive discovers any Company Intellectual Property or other Company property, documents, or files of any description in Executive’s possession that Executive inadvertently retained after the Effective Date of this Agreement, Executive agrees to return such items, information, documents, and Intellectual Property to Company within 72 hours and not to disclose them to any third party.

III.COMPROMISE OF CLAIMS

3.1 The parties acknowledge that the settlement embodied in this Agreement is a compromise of Executive’s employment and is not an admission of liability.

IV. MUTUAL release and waiver of claims

4.1 Company and Executive, on their own behalf and on behalf of their parents, subsidiaries, and affiliates, and each of their predecessors, successors, and assigns, hereby releases and discharges each other from all all claims, demands, contracts, losses, damages, actions, causes of action, suits, proceedings, debts, promises, liabilities, obligations, costs, expenses, attorneys’ fees, remedies, indemnities or duties, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, of any kind whatsoever that arise out of or relate to, directly or indirectly, (i) the Termination, (ii) Executive’s employment with Company, or (iv) Executive’s service in, separation from, or resignation from the Executive Roles in Company, or any of them, as of or at any time prior to the Effective Date, except nothing in this Paragraph shall be deemed to release either the Company or Executive from their obligations under this Agreement.

V.WAIVER OF CLAIMS

5.1 The Parties each expressly waive and relinquish all rights and benefits not covered by a general release wherein a general release cannot extend to claims which the Party does not know or suspect to exist in the Party’s favor at the time of executing the release, which if known by the Party must have materially affected the Party’s settlement with the other Party.

5.2 The Parties acknowledge they may later discover facts different from or in addition to those that they or their attorneys now know or believe to be true. It is the intention of the Parties to fully, finally and forever settle and release all Claims included in the releases set forth in this Agreement. The releases provided in this Agreement shall remain in effect notwithstanding the discovery or existence of any additional or different facts or the occurrence of any such future events, circumstances or conditions.

4

5.3 The Parties expressly waive and relinquish all rights and benefits the Party may have, as well as any other statutes or common law practices of similar effect. The releases in this Agreement and the rights and obligations hereunder shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of Nevada.

VI. WarrantY and covenant not to sue

6.1 The Parties each irrevocably warrant and covenant that they will refrain from, either directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any proceeding of any kind, against the Executive or the Company, or any of them, based upon any matter released in this Agreement.

VII. CONFIDENTIALITY

7.1 Executive understands and agrees that in the course of employment with Company and as part of his Executive Roles in Company, Executive became acquainted with Confidential Information, Trade Secrets, and other Company Intellectual Property, which is a valuable commercial asset of Company, that Executive understands and agrees would be extremely damaging to Company if disclosed to a competitor or made available to any other person, entity, or third party. Executive understands and agrees the Confidential Information and Company Intellectual Property was divulged to Executive in confidence and Executive understands and agrees Executive will keep such information confidential. Executive likewise agrees Company will be irreparably harmed by any violation, or threatened violation of this Agreement and, therefore, Company shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of this Agreement.

7.2 Executive promises, covenants, and agrees (i) to not use any Trade Secret or Confidential Information; (ii) to not disclose any Trade Secret or Confidential Information to any person or entity except as approved in advance in writing by Company, which approval will be subject to Company’s sole and absolute discretion; (iii) to use Executive’s best efforts to protect the secrecy of and avoid disclosure or use of the Trade Secret or Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than Executive, which efforts shall at a minimum include no less than a reasonable degree of care; (iv) to not sell, transfer, or in any manner disclose or give access to, the Trade Secret or Confidential Information, in whole or in part, to any third party without the prior written approval of Company, which approval will be subject to Company’s sole and absolute discretion; (v) to notify Company in writing of any misuse or misappropriation of the Trade Secret or Confidential Information which may come to Employee’s attention; and (vi) not to willfully interfere with the relationship between Company and its employees, agents, shareholders, investors, representatives, or customers, including with or in relation to Company’s Trade Secrets or Confidential Information. The obligations in this Section shall continue for as long as such information qualifies as a Trade Secret.

7.3 Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding.

5

7.4 Except as stated herein, the terms of this Agreement shall be held in confidence among the Parties and their counsel. Except as stated herein, and as necessary to evidence, establish, enforce, or comply with this Agreement, the Parties, and each of them, and their counsel, expressly agree that the terms of this Agreement shall be kept confidential and shall not be disclosed to any other person, entity, or firm for any reason whatsoever. If contacted by the media regarding this Agreement or Executive’s separation from the Company and the Executive Roles in Company, the Parties will respond only that the Parties have amicably separated and Executive no longer holds any of the Executive Roles in Company. No other disclosure of the terms of this Agreement or the amounts involved in this Agreement will be made, except that, insofar as necessary, the Parties and/or their respective counsel may disclose the terms of this Agreement to their respective tax consultants, attorneys, accountants, insurers, or other financial advisors.

7.5 Notwithstanding anything in this Section to the contrary, nothing in this Agreement prevents Executive from discussing or disclosing information about alleged unlawful acts of discrimination in the workplace in violation of laws prohibiting discrimination. Further, nothing in this Agreement prohibits or restricts Executive from initiating, testifying, assisting, complying with a subpoena from, or participating in an investigation conducted by a local, state, or federal agency or from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits.

VIII. ARBITRATION

8.1 Executive and Company agree any dispute, claim or controversy concerning Executive’s employment or separation therefrom, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration in accordance with the JAMS Employment Arbitration Rules & Procedures (a copy of the Rules can be obtained from www.jamsadr.com/rules-employment-arbitration). The dispute will be decided by a single neutral arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitrator shall authorize discovery sufficient to adequately arbitrate the claims as determined by the arbitrator, including access to essential documents and witnesses. The decision of the arbitrator shall be made in writing and will be final, conclusive, and binding on Executive and Company. To the extent allowed by law, Executive and Company intend to arbitrate any disputes on an individual basis only. To the extent allowed by law, Executive and Company agree not to join or consolidate claims submitted for arbitration under this Agreement with those of any other persons, and that no form of class, collective, or representative action shall be maintained without the mutual consent of Executive and Company. To the extent required by law only, Company will be required to pay for those costs specific to the arbitration process including the cost of the arbitrator. Any disputes regarding whether Executive or Company may pursue a class, collective, or representative action, in arbitration are to be decided by a court of competent jurisdiction. For all other issues, the arbitrator and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This arbitration provision is governed by the Federal Arbitration Act.

6

IX. NON-DISPARAGEMENT

9.1 The Parties agree that they shall not orally, in writing or in electronic form criticize, disparage or make any negative statements regarding the other Party. This non-disparagement obligation is a material term of this Agreement. Nothing in this Section or any other provision of this Agreement prevents the Parties from (1) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct the Parties have reason to believe is unlawful; or (2) providing truthful testimony or answers in response to any legal process, or during any judicial, quasi-judicial, or administrative proceedings.

X. voluntary execution

10.1 By executing this Agreement, each Party represents that they do so freely and voluntarily and that each is fully aware of the contents and effects thereto and that this Agreement is entered into without duress or undue influence on the part of or on behalf of either of the Parties, or of any other person, firm or other entity. Each Party further warrants that they have the authority to execute and to enter into this Agreement. The Parties represent and warrant to each other that they have not assigned any interest in any claim against each other to any individual or entity.

XI. PREVAILING PARTY Attorneys’ fees

11.1 Should either Party bring an action to enforce or interpret the provisions of this Agreement, the prevailing party in said action shall be entitled to recover from the non-prevailing party all of its costs and other out-of-pocket expenses incurred in connection with the investigation and prosecution or defense of such action, including reasonable attorneys’ fees.

XII. Entire agreement

12.1 This Agreement constitutes the final, complete and exclusive agreement and understanding between and among the Parties pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or oral understandings, representations, warranties, arrangements and agreements between the Parties pertaining to the subject matter hereof, all of which are decreed merged into this Agreement. The Parties expressly acknowledge that they have not relied on any understandings, representations, warranties, arrangements or agreements not expressly contained in this Agreement.

XIII. Attorney review and representation by INDEPENDENT counsel

13.1 The Parties acknowledge that they have each been represented, or advised to and afforded the opportunity to be represented, by their own independent counsel of their own choosing in connection with the negotiation and execution of this Agreement and have been advised to seek their own independent counsel to explain this Agreement to them. The Parties acknowledge that they have read this Agreement that they are fully aware of the contents of this Agreement and of its legal effect and are voluntarily entering into this Agreement.

XIV. MISCELLANEOUS PROVISIONS

14.1 No waiver shall be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement shall be deemed, nor constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

7

14.2 No supplement, modification or amendment to this Agreement shall be binding unless in writing and executed by all the Parties. This Agreement cannot be modified by oral or implied promises or representations.

14.3 All Parties hereto agree, on the demand of the other party hereto, to execute or deliver any instrument, furnish any information or perform any other act reasonably necessary to carry out the provisions of this Agreement without undue delay or expense.

14.4 Should any provision of this Agreement be declared or determined by any court or arbitrator of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Agreement.

14.5 This Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors, assigns, legatees, heirs, and personal representatives.

14.6 Headings contained in this Agreement are included for convenience of reference only, shall not be deemed part of this Agreement, and shall not define or affect the meaning, construction or scope of the provisions of this Agreement.

14.7 The Parties agree that this Agreement has been drafted by and is the product of all Parties and that it is the intention of the Parties that this Agreement shall not be construed against any Party based on the assumption or premise that one Party or the other was the drafter of the Agreement.

14.8 This Agreement shall be construed in accordance with the laws of the State of Nevada.

14.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute together one and the same instrument.

* * * Signatures on next page * * *

8

IN WITNESS WHEREOF, WE HAVE READ THE FOREGOING CONFIDENTIAL GENERAL RELEASE AND SETTLEMENT AGREEMENT AND WE ACCEPT AND AGREE TO THE PROVISIONS CONTAINED THEREIN AND HEREBY EXECUTE IT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

Company

DATED:	By
Saul Leal, CEO, for and on behalf of
OneMeta Inc.

Executive

DATED:	By
Rowland Day

9

EXHIBIT A

Indebtedness

Account Description	Balance
Credit Card Liability	$262,919.19
Accrued Interest on Credit Card	$27,623.04
Notes Payable	$526,198.97
Accrued Interest on Loans	$101,225.23

10

EXHIBIT B

Stock Repurchaes Ageement

(see attached)

11